Exhibit 99.1

Pharmacyclics® Announces Updated Results for BTK Inhibitor Ibrutinib (PCI-32765) at the European Hematology Association (EHA) Annual Congress

Investigational agent ibrutinib demonstrates prolonged progression-free survival (PFS)

Amsterdam, the Netherlands – June 16, 2012 – Pharmacyclics, Inc (Nasdaq: PCYC) announced today at the 17th Congress of European Hematology Association updated results from two clinical trials of Bruton’s tyrosine kinase (BTK) inhibitor, ibrutinib (PCI-32765), for the treatment of patients with chronic lymphocytic leukemia (CLL)/small lymphocytic lymphoma (SLL).

The ibrutinib clinical updates at EHA released in two oral presentations include: 1) updated safety and efficacy data from the Phase Ib/II CLL/SLL single agent trial (PCYC-1102); and 2) safety and efficacy data from the Phase Ib/II CLL/SLL combination trial with bendamustine and rituximab in relapsed or refractory patients (PCYC-1108).  The presentation on PCYC-1102 was recently updated at ASCO and now at EHA it has been updated with progression-free survival (PFS) data from the relapsed/refractory CLL/SLL patients, including PFS data for high-risk 17p deletion CLL patients, and newly presented immunoglobulin data in the treatment naïve patients with a median follow up of 14.4 months. The presentation on PCYC-1108 was also recently presented at ASCO and now at EHA it has been updated with three patients that received an ibrutinib combination with fludarabine/cyclophosphamide/rituximab (FCR).

Abstract # 1970: The Bruton's Tyrosine Kinase Inhibitor Ibrutinib (PCI-32765) is Highly Active and Tolerable in Relapsed or Refractory and Treatment Naive Chronic Lymphocytic Leukemia Patients, Updated Results of a Phase Ib/II Study.
Dr. Susan M. O'Brien et al. MD Anderson Cancer Center, Houston, Texas.
•	Non-hematologic toxicities of ibrutinib single agent remain manageable and tolerable with no new signals; hematologic toxicities were uncommon.
•	PFS with a median follow-up of 17.5 months is 87.7% in the relapsed/refractory 420 mg cohort (N = 27).
•	High risk relapsed/refractory patients with 17p deletion (N=20) and IgVH unmutated status (N=42), have an estimated 18-month PFS of >70% and >80%, respectively.
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As presented at ASCO, in the treatment naïve patients, overall response rate in the 420 mg cohort is 81% using ibrutinib as a single agent.  12% of patients achieved a complete response with no morphologic evidence of CLL.  Progression free survival with a median follow-up of 14.4 months is 96% in the 420 mg cohort.

This trial (PCYC-1102) included a total of 92 patients with CLL/SLL (61 relapsed/refractory patients  and 31 treatment-naïve patients) enrolled at two fixed continuous dose levels of ibrutinib single agent (420 mg and 840 mg). In addition to the data reported June 6th, 2012 at the American Society of Clinical Oncology (ASCO) by Dr. John Byrd (The Ohio State University Comprehensive Cancer Center) on the treatment-naïve patients, this oral presentation provided updated PFS data in the relapsed/refractory patient population. With a median follow-up of 18-months PFS in the 420 mg cohort is estimated to be 87.7%. In the treatment-naïve patients (>65 years old), data indicate that ibrutinib, will also provide durable responses, with ORR of 81%, which included a 12% complete response rate in the 420 mg dose cohort.  In addition, effects on immunoglobulin levels are encouraging. Also, 50% of patients with pre-treatment cytopenias have experienced sustained improvement in hemoglobin and/or platelet levels. As previously presented at ASCO, the estimated PFS in the treatment-naive progression free survival at 15 months is 96% in the 420 mg cohort.  Overall, these data support Phase III evaluation of ibrutinib as a single agent in treatment naïve and relapsed/refractory CLL/SLL patients.

Abstract # 1590: Combination of the Bruton's tyrosine kinase inhibitor PCI-32765 with bendamustine/rituximab (BR) in patients with relapsed/refractory chronic lymphocytic leukemia: Interim results of a phase Ib/II study.
Dr. Jennifer Brown et al. Dana-Farber Cancer Institute, Boston, Massachusetts.
•	Adverse events are consistent with previous reports of the BR and FCR combination. No new safety signals with the combination of ibrutinib and BR were identified.
•	As previously presented at ASCO, overall response rate with BR is 93%, with 13% of patients achieving a complete response with no morphologic evidence of CLL.
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At 8.5 months of median follow-up all three patients that received ibrutinib in combination with FCR remain progression free with two achieving minimal residual disease negative (MRD-Negative) complete responses.

This combination trial (PCYC-1108) enrolled a total of 30 patients in BR cohort; 37% were considered refractory (treatment free interval <12 mo) to a purine analog containing regimen and 13% refractory to bendamustine.  As previously reported at ASCO, there have been no discontinuations due to adverse events. With a median follow up of 8.1 months only 2 patients have reported progressive disease and an additional 5 patients have proceeded to stem cell transplant, 23 (77%) of patients remain on study. In addition to the ibrutinib plus BR data recently reported on June 6th, 2012 at ASCO by Dr. Susan O’Brien presented is new data with a small three patient cohort of ibrutinib in combination with FCR. The FCR combination study required patients to be fludarabine naïve, enrollment was suspended due to poor enrollment. With a median follow-up 8.5 months all three have achieved an objective response, two patients have achieved a complete response with no morphological evidence of CLL and all patients remain progression free. The high overall response rate, rapid onset of response, low rate of progressive disease and good tolerability compares favorably with historical controls, warranting a randomized Phase 3 study of ibrutinib in combination with bendamustine/rituximab.

About Pharmacyclics
Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

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